PLAN AND AGREEMENT OF MERGER

      THIS PLAN AND AGREEMENT OF MERGER (this "Agreement") made and entered into this 5th day of May 2003 by and between IP Factory, Inc., a Delaware corporation (hereinafter, "IP Factory"), and Merchant Builders, Inc., a Delaware corporation (hereinafter, "Merchant Builders"). IP Factory and Merchant Builders may be hereinafter referred to individually as a "Party" and collectively as the "Parties".

                                    RECITALS:

      WHEREAS, IP Factory is a corporation duly organized and existing under the laws of the State of Delaware;

      WHEREAS, Merchant Builders is a corporation duly organized and existing under the laws of the State of Delaware;

      WHEREAS, on the date of this Agreement, IP Factory has authority to issue 25,000,000 shares of Common Stock, $0.001 par value (the "IP Factory Common Stock"). IP Factory currently has 8,729,954 shares of Common Stock issued and outstanding;

      WHEREAS, on the date of this Agreement, Merchant Builders has authority to issue 50,000,000 shares of common stock, $0.001 par value (the "Merchant Builders Common Stock"), of which 1,725,000 common shares are issued and outstanding;

      WHEREAS, the respective Boards of Directors of Merchant Builders and IP Factory deem it advisable and in the best interests of the corporations' respective shareholders that Merchant Builders be acquired by IP Factory through a merger ("Merger") of IP Factory and Merchant Builders, whereby IP factory shall acquire all of the business, assets and goodwill, subject to the liabilities, of Merchant Builders and that shares of Merchant Builders Common Stock shall be converted to shares of IP Factory Common Stock on the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the mutual warranties and covenants set forth herein, the parties hereto agree as follows:

                                    AGREEMENT

      1. Merger of Merchant Builders into IP Factory.

            (a) Merger of Merchant Builders with and into IP Factory. Merchant Builders and IP Factory hereby adopt the plan of reorganization encompassed by this Agreement and hereby agree that Merchant Builders shall merge with, and into IP Factory on the terms and conditions set forth herein. Merchant Builders will, upon the filing of the Certificate of Merger contemplated by Section 251 of the General Corporation Law of the State of Delaware (the "Effective Date"), merge with and into IP Factory, and thereafter the separate existence of Merchant Builders will cease. A copy of the Certificate of Merger is attached

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hereto as Appendix I. As of the Effective Date, IP Factory shall succeed to all of the rights, privileges, powers and property, including, without limitation, all rights, privileges, franchises, patents, trademarks, licenses, registrations, bank accounts, contracts, patents, copyrights and other assets of every kind and description of Merchant Builders. IP Factory shall assume all of the obligations and liabilities of Merchant Builders, and, by virtue of the merger, IP Factory shall assume all the obligations and liabilities of Merchant Builders excepting and excluding, (i) the minute books and stock records of Merchant Builders insofar as they relate solely to its organization and capitalization, and (ii) the rights of Merchant Builders arising out of this Agreement. The Merger will occur in accordance with the General Corporation Law of the State of Delaware.

            (b) Pending and Subsequent Actions. Merchant Builders will cooperate, and will cause its officers, directors, shareholders and other employees to cooperate, with IP Factory on, and after the Effective Date (i) in effecting the collection of all receivables and other items owing to Merchant Builders, if any, and (ii) in prosecuting claims and furnishing information, testimony and other assistance in connection with all actions, proceedings, arrangements or disputes based upon contracts, arrangements or acts of Merchant Builders which were in effect or which occurred on or prior to the Merger.

            (c) Tax-Free Reorganization. IP Factory and Merchant Builders have prepared, and intend to complete a merger pursuant to the provisions and requirements of Internal Revenue Code Section 368(a), that is a " tax-free reorganization". The Parties hereto represent that the purpose of their combination is to complete a merger to combine their business interests, resources, and personnel in a mutually beneficial and economic manner to achieve and execute a plan of business to benefit the combined Company. There shall be a continuation of the stock ownership of the Merchant Builders shareholders as described in Section 2, below.

      2. Delivery of IP Factory Common Stock and Assumption of Liabilities by IP Factory.

            (a) Conversion of Stock. Effective as of the Effective Date, each stock certificate representing shares of Merchant Builders Common Stock, and pursuant to the Merchant Builders list of shareholders attached hereto and made a part hereof as Attachment B, along with any and all accrued and unpaid dividend rights with respect thereto, shall be deemed to represent the respective numbers of shares of IP Factory Common Stock, and each right to purchase shares of Merchant Builders Common Stock shall be deemed to represent a right to purchase the respective number of shares of IP Factory Common Stock, in each case as is determined by the formula set forth in Section 2 (b).

            (b) Issuance and Delivery of IP Factory Common Stock. Upon surrender of certificates representing Merchant Builders Common Stock by the shareholders listed in the Merchant builders list of shareholders attached hereto and made a part hereof as Attachment B, or by tender of affidavits of lost stock, IP Factory will issue and deliver as provided in Section 2 (c) hereunder, certificates representing one (1) share of IP Factory Common Stock in exchange for each one (1) share of Merchant Builders Common Stock issued and outstanding on the Effective Date. Merchant Builders Shareholders may request that IP

Factory issue certificates to the said Shareholder or the said shareholder's assigns or designees. Fractional shares of IP Factory Common Stock shall not be issued, but their cash value, as determined in good faith by the Board of Directors of IP Factory shall be paid for the fractional shares. Merchant Builders shareholders shall, accordingly, be issued a total of 1,725,000 shares of IP Factory, causing the total issued and outstanding stock of IP Factory at the completion of the merger herein, to be 10,454,954 shares.

            (c) Surrender and Conversion of Merchant Builders Share Certificates. All persons holding shares of Merchant Builders Common Stock, as detailed in the Merchant Builders list of shareholders attached hereto and made a part hereof as Attachment B, shall surrender the certificates representing the shares of Merchant Builders Common Stock, either by certified mail, return receipt requested, or in person to: Warren A. Kirshenbaum, Esq., Eaton & Van Winkle LLP, 3 Park Avenue, New York, NY 10016, or such other location as IP Factory or Merchant Builders shall advise such holders in writing. Upon receipt of the surrendered share certificate of Merchant Builders Common Stock, a replacement certificate reflecting shares of IP Factory Common Stock subject to the exchange rate set forth in Paragraph 2 (b) hereof shall be issued and delivered in accordance with this Agreement. Notwithstanding proposed exchanges of certificates, each certificate representing shares of Merchant Builders Common Stock not physically surrendered pursuant to this section shall be deemed to represent shares of IP Factory Common Stock and be subject to the exchange rate set forth in Paragraphs 2 (b) and 2 (c) hereof.

            (d) Employee Plans.

                  (i) Employment Agreements. As of the Effective Date, IP Factory will adopt as employer mutatis mutandis all employment agreements and employment, salary and fringe benefit arrangements and obligations of Merchant Builders.

                  (ii) Other Agreements. As of the Effective Date, IP Factory will assume mutatis mutandis any and all agreements of Merchant Builders, and agrees to be bound by the terms and conditions of each such agreement.

      3. Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, shares of Merchant Builders Common Stock that are issued and outstanding immediately prior to the Effective Date and that are held by stockholders who have not voted such shares in favor of the Merger and who have delivered a written demand for appraisal of such shares in the manner provided in Section 262 of the Delaware Law ("Dissenting Shares") shall have no right to receive any cash payment based upon the applicable exchange rate unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to appraisal and payment under Delaware Law. If such holder shall have so failed to perfect, or shall have effectively withdrawn or lost such right, such holder's shares of Merchant Builders Common Stock shall thereupon be deemed to have been cancelled and converted as described in Section 2 at the Effective Date, and each such share shall represent the right to receive the appropriate cash payment based upon the applicable exchange rate. Merchant Builders shall give IP Factory prompt notice of any demands received by Merchant Builders for appraisal of its shares.

      4. Representations and Warranties of Merchant Builders. Merchant Builders represents and warrants to IP Factory as follows:

            (a) Corporate Organization. Merchant Builders is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, or is in the process of obtaining good standing in the state of Delaware, and is duly qualified to do business as a foreign corporation in each other jurisdiction in which the failure to so qualify would have a material adverse effect on its business as presently conducted and as proposed to be conducted.

            (b) Validity of Transaction. Merchant Builders has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Merchant Builders, and constitutes the valid and legally binding obligation of Merchant Builders.

            (c) Capitalization. Immediately prior to the Effective Date, the authorized capital stock of Merchant Builders shall consist solely of 50,000,000 shares of Common Stock, $0.001 par value.

            (d) Litigation. Merchant Builders is not engaged in, nor has it been threatened with, any material litigation (which for this purpose shall mean a potential liability in excess of $10,000 or potential liabilities in the aggregate in excess of $25,000), arbitration, investigation or other legal proceeding relating to Merchant Builders or its business, property or employee benefit plans or policies, nor, to the knowledge of Merchant Builders, is there any valid basis for any such proceeding.

            (e) Approvals; No Violation. Except as may be required by the Securities Act of 1933, as amended (the "Securities Act"), state securities laws, and applicable corporate law, there is no requirement applicable to Merchant Builders to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by Merchant Builders of the transactions contemplated by this Agreement. Merchant Builders does not know of any reason why any required permit, authorization, consent or approval could not be obtained. Neither the execution and delivery of this Agreement by Merchant Builders nor the consummation by Merchant Builders of the transactions contemplated by this Agreement will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Merchant Builders,
(ii) result in a material breach or default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license agreement, lease or other material contract, instrument or obligation to which Merchant Builders is a party or by which Merchant Builders or any of its assets may be bound, (iii) or violate in any material respect any statute, rule, regulation, order, writ, injunction or decree applicable to Merchant Builders or any of its assets, or
(iv) result in the creation of any material (individually or in the aggregate) liens, charges or encumbrances on any of the material assets of Merchant Builders.

            (f) Financial Statements. DELETED.

            (g) Undisclosed Liabilities. Merchant Builders does not have any material liabilities, whether absolute, accrued, contingent or otherwise, and whether due or to become due, except for those liabilities which are of a normally recurring nature and were incurred after December 31, 2002 in the ordinary course of business consistent with past practice.

            (h) Absence of Changes. Since December 31, 2002, there has not been:

                  (i) any material adverse change in the business, assets, liabilities, financial condition, results of operations or prospects of Merchant Builders taken as a whole;

                  (ii) any material damage, destruction or casualty loss, whether or not covered by insurance, to any assets or properties of Merchant Builders that amounts to more than in the aggregate;

                  (iii) any increase in the compensation payable or to become payable by Merchant Builders to its employees (other than adjustments consistent with prior practice) or any increase in any bonus, insurance, pension or other employee benefit plan or program, payment or arrangement (other than adjustments consistent with prior practice) made to, for or with any such directors, officers or employees except as contemplated by this Agreement;

                  (iv) any termination or notification of intended termination of a relationship with any material customer or supplier of Merchant Builders;

                  (v) any entry by Merchant Builders into any commitment or transaction exceeding $10,000 in any instance (including, without limitation, any borrowing or capital expenditure;

                  (vi) any material change by Merchant Builders in accounting methods, principles or practices;

                  (vii) any repurchase or retirement of any securities of Merchant Builders, or any declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Merchant Builders;

                  (viii) any act, omission or event which would be prohibited after the date of this Agreement;

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                  (ix) DELETED;

                  (xi) recognition of revenue on any transaction where a substantial or contingent right of return exists; or

                  (k) any agreement, whether in writing or otherwise, to take any action described in this Section 4 (h).

            (i) Properties and Inventories. DELETED

            (j) Real Property. DELETED

            (k) Insurance. DELETED

            (l) Litigation. DELETED

            (m) Purchase, Sale and Other Agreements. (i) All of the following (whether written or oral) are agreements to which IP Factory may be a party, or to which Merchant Builders maybe obligated:

                        (A) every contract or agreement for the purchase by Merchant Builders of inventory, supplies, equipment or other real or personal property, or the procurement of services, except individual purchase orders, or aggregate purchase orders to a single vendor, involving payments of less than $5,000;

                        (B) lease of equipment, machinery or other personal property involving aggregate annual payments in excess of $2,500;

                        (C) contract or agreements for the sale or lease of products or furnishing of services by Merchant Builders, except individual purchase orders, or aggregate purchase orders from a single customer, involving payments of less than $2,500;

                        (D) joint venture, partnership or other contract or arrangement involving the sharing of profits;

                        (E) contract or agreement, other than in the ordinary course of business, relating to the purchase or acquisition, by merger or otherwise, of a significant portion of the business, assets or securities of Merchant Builders by any other person or of any other person by Merchant Builders;

                        (F) contract or agreement containing a covenant or covenants which purport to limit to a material extent the ability or right of Merchant Builders to engage in any lawful business activity or compete with any person or entity; or

                        (G) material contract or agreement not otherwise described in this Section 4 (m) which is not terminable by and without penalty to Merchant Builders within six months after the date of this Agreement.

                  (ii) A complete and accurate copy of each written contract, agreement and other document identified hereby will be made available to IP Factory prior to the Closing. Each contract, agreement or arrangement identified hereby is, except to the extent fully performed at the date hereof, in full force and effect and valid and binding in accordance with its terms in all material respects; there is no material default under any such material contract, agreement or arrangement; and no party to any such contract, agreement or arrangement has notified Merchant Builders that it intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

            (n) Licenses, Trademarks, Patents and Other Rights. To the best of Merchant Builders' knowledge, Merchant Builders owns, is licensed or otherwise entitled to use, or can obtain the right to use on a basis which is commercially reasonable, all patents, trademarks, trade names, service marks, copyrights, and other proprietary rights, and necessary to the business of Merchant Builders as currently conducted or as contemplated by its current business plan. Merchant Builders does not have any patents and registered trademarks, trade names and service marks and copyrights, and applications for any of the foregoing, and all licenses, the subject matter of which is incorporated into any Merchant Builders product, to which Merchant Builders is a party (the "Merchant Builders Intellectual Property"), other than licenses to readily available commercial software. No claims (including any request to enter into a license agreement) have been asserted or threatened by any person (A) to the effect that any activity in which Merchant Builders is engaged infringes on any patents or other proprietary rights, (B) against the use by Merchant Builders of any trademarks, trade names, technology, know-how or processes necessary for the operation of the business of Merchant Builders as currently conducted or presently contemplated, or (C) challenging or questioning the validity or effectiveness of any of the Merchant Builders Intellectual Property; and Merchant Builders is not aware of any valid basis for any such claim. To the best of its knowledge, no party is infringing the Merchant Builders Intellectual Property.

            (o) Compliance with Contracts. Merchant Builders has performed all material obligations required to be performed by it as of the date of this Agreement under each material contract, obligation, commitment, agreement, undertaking, arrangement or lease referred to in this Agreement and has not received any notice that it is in default thereunder. To its knowledge no other party is in default under such material agreements. The Merger and the actions contemplated thereby will not conflict with or result in a breach of the terms, conditions or provisions of any such material agreement or cause any acceleration of maturity of any such material agreements.

            (p) Compliance with Laws. Merchant Builders has substantially complied with all laws, regulations, judgments, decrees or orders of any court or governmental agency or entity applicable in any material respect to the conduct of its business.

            (q) Taxes. All United States, foreign, state and local tax returns and reports (collectively "Returns") required to be filed to date with respect to the operations of Merchant Builders have been accurately prepared in all material respects and duly filed, or an extension therefrom has been duly obtained, and, except for Taxes contested in good faith, all Taxes payable have been paid when due; there is no examination or audit known to Merchant Builders or any claim, asserted deficiency or assessment for additional Taxes in progress, pending, or threatened, nor to the knowledge of Merchant Builders is there any reasonable basis for the assertion of any such claim, deficiency or assessment; no material special charges, penalties, fines, liens, or similar encumbrances have been asserted against Merchant Builders with respect to payment of or failure to pay any Taxes which have not been paid or resolved without further liability to Merchant Builders. Merchant Builders has not executed or filed with any taxing authority any agreements extending the period for assessment or collection of any Taxes. Proper amounts have been withheld by Merchant Builders from its employees' compensation payments for all periods in compliance with the tax withholding provisions of applicable federal and state laws. Merchant Builders is not a party to any tax-sharing or tax-allocation agreement, nor does Merchant Builders owe any amounts under any tax-sharing or tax-allocation agreement. As used in this Agreement, "Taxes" means all taxes, however denominated, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.

            (r) Compliance with Federal and State Securities Laws. DELETED.

      5. Representations and Warranties of IP Factory. IP Factory represents and warrants to Merchant Builders as follows:

            (a) Corporate Organization. IP Factory is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business as a foreign corporation in each other jurisdiction in which the failure to so qualify would have a material adverse effect on its business as presently conducted and as proposed to be conducted.

            (b) Validity of Transaction. IP Factory has full right, power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by IP Factory and constitutes the valid and legally binding obligation of IP Factory.

            (c) Capitalization. Immediately prior to the Effective Date, the authorized capital stock of IP Factory shall consist of 25,000,000 shares of Common Stock, of which 8,729,954 shares will be issued and outstanding.

            (d) Litigation. IP Factory is not a party to any litigation or any governmental proceeding and, to the best of its knowledge, there is no valid basis for any such litigation or proceeding. There is no judgment or order of any court or governmental authority in effect against IP Factory.

      6. Conditions Precedent to IP Factory's Obligations to Close. IP Factory's obligation to consummate the Merger is subject to the satisfaction, on or before the Effective Date, of the following conditions:

            (a) Performance of Acts and Undertakings of Merchant Builders. Each of the acts and undertakings of Merchant Builders to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been duly performed.

            (b) Resolutions. Merchant Builders shall have furnished IP Factory with a copy of (i) resolutions duly adopted by Merchant Builders' board of directors authorizing and approving this Agreement and directing that it be submitted to a vote of Merchant Builders' shareholders, attached hereto as Exhibit C, and made a part hereof, and (ii) resolutions adopting this Plan and Agreement of Merger, duly approved by the holders of at least a majority of the total number of outstanding shares of common stock of Merchant Builders, attached hereto as Exhibit D, and made a part hereof.

            (c) Continued Accuracy of Merchant Builders' Representations and Warranties. All of the representations and warranties of Merchant Builders contained in this Agreement shall be true in every respect on and as of the Effective Date, with the same effect as though such representations and warranties had been made on and as of that date; and IP Factory shall have received at the closing a certificate, dated the Effective Date and executed by the president or a vice president of Merchant Builders, containing a representation and warranty to that effect.

            (d) DELETED.

            (e) DELETED

            (f) Approvals From Authorities. IP Factory shall have received, or shall have satisfied itself that it will receive, in form satisfactory to IP Factory, all necessary approvals of the transactions contemplated by this Agreement from authorities having any jurisdiction over the business of Merchant Builders or any Merchant Builders Subsidiary, so that Merchant Builders and Merchant Builders Subsidiaries may continue to carry on their business as presently conducted after consummation of the Merger; and no such approval shall have been withdrawn or suspended.

            (g) Consents. All consents of other parties to the mortgages, notes, leases, franchises, agreements, licenses, and permits of Merchant Builders or any Merchant Builders Subsidiary necessary to permit consummation of the Merger shall have been obtained.

            (h) Adoption of Merger by Shareholders. At least a majority of the outstanding shares of Merchant Builders Common Stock shall have been voted for the adoption of the Merger and Plan of Reorganization set forth in this Agreement.

            (i) Dissenting Shares. Not more than twenty percent (20%) of the outstanding shares of Merchant Builders Common Stock shall be "dissenting shares" within the definition of Section 262 of the Delaware General Corporation Law.

            (j) Employment Agreements. Those executives of Merchant Builders and Merchant Builders Subsidiaries designated by IP Factory shall have entered into employment agreements on terms satisfactory to such executives or employees and their respective counsel and to IP Factory and its counsel.

            (k) Filing of Certificate of Merger. A Certificate of Merger shall be filed in the office of the Secretary of State or other office or each jurisdiction in which such filings are required in order for the Merger to become effective as soon as practically possible following the date hereof.

      7. Condition Precedent to Merchant Builders's Obligation to Close. Merchant Builders' obligation to consummate the Merger is subject to the satisfaction on or prior to the Effective Date of the following conditions:

            (a) Performance of Acts and Undertakings by IP Factory. Each of IP Factory's acts and undertakings to be performed on or before the Closing Date pursuant to this Agreement shall have been performed.

            (b) Resolutions. IP Factory shall have furnished Merchant Builders with copies of (i) resolutions duly adopted by the board of directors of IP Factory authorizing and approving the execution and delivery of this Plan and Agreement of Merger, attached hereto as Exhibit A, and made a part hereof, and
(ii) resolutions adopting this Plan and Agreement of Merger, duly approved by the holders of at least a majority of the total number of outstanding shares of common stock of IP Factory, attached hereto as Exhibit B, and made a part hereof.

            (c) Continued Accuracy of IP Factory's Representations and Warranties. The representations and warranties of IP Factory contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of that date; and Merchant Builders shall have received at the closing a certificate, dated the Closing Date and executed on behalf of IP Factory by its president or any vice president, containing a representation and warranty to that effect.

            (d) Shareholder Vote. At least a majority of the outstanding shares of common stock of Merchant Builders and IP Factory shall have been voted for the adoption of the Merger and Plan of Reorganization contemplated by this Agreement.

            (e) DELETED

      8. Investigation by IP Factory. (a) Prior to the Effective Date, IP Factory may directly or through its representatives make such investigation of the assets and business of Merchant Builders and its subsidiaries (including, without limitation, confirmation of its cash, inventories, accounts, accounts receivable and liabilities, and investigation of its titles to and the condition of its property and equipment) as IP Factory deems necessary or advisable. The investigation shall not affect (i) Merchant Builders' representations and warranties contained or provided for in this Agreement, (ii) IP Factory's right to rely on those representations and warranties, or (iii) IP Factory's right to terminate this Agreement as provided in this Section 8 and in Section 12. Merchant Builders shall allow IP Factory and its representatives full access, at reasonable times after the date of execution of this Agreement, to the premises and to all the books, records, and assets of Merchant Builders and its subsidiaries, and Merchant Builders' officers shall furnish to IP Factory such financial and operating data and other information with respect to the business and properties of Merchant Builders and each Merchant Builders Subsidiary as IP Factory shall from time to time reasonably request. IP Factory agrees not to disclose any confidential information obtained in the course of its investigation or use it for any purposes other than evaluation of Merchant Builders and its Subsidiaries with respect to the contemplated merger.

            (b) As soon as practicable, and in any event within ten (10) days after the receipt of any supporting documentation requested by IP Factory, IP Factory shall give Merchant Builders notice if IP Factory has decided that it wishes to terminate this Agreement based on any information contained in any of the Schedules or obtained during the course of its investigation. The notice shall specify the information obtained during the investigation on which IP Factory's decision to terminate is based. Merchant Builders shall have ten (10) days after receipt of the notice to review that information with IP Factory. If IP Factory does not withdraw its notice within this ten (10) day period, then all further obligations of Merchant Builders and of IP Factory under this Agreement shall terminate without further liability of Merchant Builders to IP Factory or of IP Factory to Merchant Builders, except their respective obligations to return documents as provided in Section 15. If Merchant Builders does not advise IP Factory within the ten (10) day period specified in the first sentence above that it wishes to terminate this Agreement, IP Factory shall be deemed to be satisfied with the information relating to Merchant Builders and its Subsidiaries contained in the Schedules and/or obtained during the course of its investigation, subject to IP Factory's rights concerning the continued accuracy of Merchant Builders' warranties and representations set forth in
Section 4.

      9. Survival of Representations, Warranties, and Indemnities. The representations, warranties, and indemnities included or provided for in this Agreement or in any Schedule or certificate or other document delivered pursuant to this Agreement shall survive the Effective Date for a period of one (1) year. No claim may be made under this paragraph unless written notice of the claim is given within that one (1) year period.

      10. Indemnification. Notwithstanding IP Factory's investigations of Merchant Builders and its subsidiaries before the Effective Date, and notwithstanding the fact that IP Factory may be deemed satisfied as to certain matters investigated by IP Factory, all as provided in Section 8, Merchant Builders shall indemnify, defend, and hold IP Factory and each of its subsidiaries harmless, a provided for in this Section, from and against any and all losses, liabilities, costs, expenses, judgments, assessments, penalties, damages, deficiencies, suits, actions, claims, proceedings, demands, and causes of action, including but not limited to reasonable attorney fees, court costs, and related expenses, that were caused by, arose as a result of, or arose with respect to any of the following:

            (a) Any inaccuracy in any representation or warranty or any breach of any warranty of Merchant Builders under this Agreement or any Schedule, certificate, instrument, or other document delivered pursuant to this Agreement;

            (b) Any failure of Merchant Builders duly to perform or observe any term, provision, covenant, or agreement to be performed or observed by Merchant Builders pursuant to this Agreement, and any Schedule, certificate, agreement, or other document entered into or delivered pursuant to this Agreement; or

            (c) Any inaccuracy whatsoever in the Balance Sheet, whether such losses were known or unknown to Merchant Builders or its Subsidiaries; provided, however, that IP Factory and its subsidiaries shall not be indemnified and held harmless unless and until such damages, losses, and expenses exceed $20,000, in which event, IP Factory and its subsidiaries shall be indemnified and held harmless in full. All claims under this provision for indemnity shall be made within the time period and in the manner provided for in Section 10.

      11. Consultant's Compensation. The parties hereto agree that for services rendered to IP Factory, upon the Effective Date, IP Factory, as a post-merger entity shall be liable for consultant's compensation pursuant to the following schedule: (a) For having completed the preparation of the Secured Convertible Promissory Note and Summary of Offering (hereinafter the "Bridge Loan Documents"), R. Scott Barter, or his assigns or designees ("Barter") shall on the Effective Date, receive one hundred fifty thousand (150,000) shares of IP Factory; and (b) For having completed the preparation of the Private Placement Memorandum of IP Factory, Barter shall on the Effective Date, receive an additional one hundred fifty thousand (150,000) shares of IP Factory.

      12. Participation of Current Shareholders of Merchant Builders in Future Investments. The shareholders of Merchant Builders, as of the date immediately preceding the Effective Date of the merger of Merchant Builders with and into IP Factory, as contemplated herein, shall have the ability to participate, parri passu, in any future investment, offering, capital raise, sale of shares, or any other liquidity event in IP Factory, and said shareholders shall be entitled to so participate on the same terms and conditions offered to any future investors and shareholders, or on any terms accepted by future investors or shareholders.

      13. Status-Quo Provision. For a period of twelve (12) months from the Effective Date of the merger of Merchant Builders with and into IP Factory, as contemplated herein, IP Factory, and its shareholders agree that the Company shall not engage in, complete, plan, prepare, or perform any split of its shares, reverse split, or cancellation of the existing stock of IP Factory.

      14. Registration Rights. The shareholders of Merchant Builders as of the Effective Date of the merger of Merchant Builders with and into IP Factory, as contemplated herein, will receive "piggyback" registration rights pursuant to this Merger Agreement on Common Stock pursuant to which the shareholders will be included in any registration statement prepared and filed by IP Factory, wherein IP Factory is selling or offering its own securities in a private or public offering of its securities (other than registrations filed pursuant to Forms S-4 or S-8). The piggyback registration rights will be subject to standard underwriting provisions such as cut backs due to market conditions and market standoff agreements, and shall be subject to the holding and resale requirements of Rule 144 and Rule 144 (k) of Regulation D of the 1933 Securities Act.

      15. Further Assurances. Merchant Builders and IP Factory each agrees that from time to time, as and when requested by the other, it will execute, acknowledge, deliver and file all proper deeds, assurances, assignments, bills of sale, assumptions and other documents, and do, or cause to be done, all other acts and things necessary or proper in order to vest, perfect, assure or confirm in IP Factory title to and possession of all the property, rights, privileges, powers, franchises, bank accounts, contracts, patents, copyrights, and stated liabilities of Merchant Builders, or otherwise necessary or proper to carry out the intent and purposes of this Agreement.

      16. Termination of this Agreement. This Agreement and the transactions contemplated under this Agreement may be terminated at any time prior to the Effective Date, either before or after the meeting of IP Factory's shareholders:

            (a) By mutual consent of Merchant Builders and IP Factory;

            (b) By Merchant Builders if there has been a material misrepresentation or a material breach of warranty in IP Factory's representations and warranties set forth in this Agreement or in any Schedule or certificate delivered pursuant to this Agreement;

            (c) By IP Factory if there has been a material misrepresentation or a material breach of warranty in Merchant Builders' representations and warranties set forth in this Agreement;

            (d) By Merchant Builders or IP Factory if either party shall have determined in its sole discretion that the transactions contemplated by this Agreement have become inadvisable or impracticable by reason of the institution or threat of institution, by governmental authorities (local, state, or federal) or by any other person, of material litigation or proceedings against either or both of the parties, it being understood and agreed that a written request by governmental authorities for information with respect to the proposed transactions, which information could be used in connection with such litigation or proceedings, may be deemed by Merchant Builders or IP Factory to be a threat of material litigation or proceedings, whether such request is received before or after the date of this Agreement;

            (e) By Merchant Builders if it has determined that the business, assets, or financial condition of IP Factory and IP Factory Subsidiaries, taken as a whole, have been materially and adversely affected, whether by reason of changes, developments, or operations in the ordinary course of business or otherwise;

            (f) By IP Factory or by Merchant Builders if the Effective Date referred to in Section 1 (a) has not occurred by May 31, 2003; and

            (g) By IP Factory if it has determined that the business, assets or financial conditions of Merchant Builders and its subsidiaries, taken as a whole, have been adversely affected, whether by reason of changes, developments, or operations in the ordinary course of business or otherwise.

      17. Right to Proceed. In the event that this Agreement is terminated pursuant to this Section 17, or because of the failure to satisfy any of the conditions specified in Section 6 or Section 7, all further obligations of Merchant Builders and of IP Factory under this Agreement shall terminate without further liability of Merchant Builders to IP Factory or IP Factory to Merchant Builders, except for the obligations of both parties under Section 13 and of IP Factory under Section 19; provided, however, anything in this Agreement to the contrary notwithstanding, that if IP Factory fails satisfy any of the conditions specified in Section 6, Merchant Builders shall nonetheless have the right in its discretion, to proceed with the transactions contemplated by this Agreement, and if Merchant Builders fails to satisfy any of the conditions specified in
Section 7, IP Factory shall nonetheless have the right, in its discretion, to proceed with the transactions contemplated by this Agreement.

      18. Return of Documents in Event of Termination. In the event of the termination of this Agreement for any reason, IP Factory will return to Merchant Builders all documents, work papers, and other materials (including copies) relating to the transactions contemplated by this Agreement, whether obtained before or after execution of this Agreement. IP Factory will not use any information so obtained for any purpose, and will take all practicable steps to have such information kept confidential.

      19. Miscellaneous.

            (a) Amendments. At any time before or after approval and adoption by the shareholders of Merchant Builders, this Agreement may be amended in any manner (except that the provisions of Section 2 may not be amended without the approval of the shareholders of Merchant Builders) as may be determined in the judgment of the respective Boards of Directors of Merchant Builders and IP Factory to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intentions of this Agreement.

            (b) Attorney Fees and Costs in Event of Termination. In the event of the termination of this Agreement for any reason, each party shall bear its own costs and expenses, including attorney fees.

            (c) Public Announcement. Neither Merchant Builders nor IP Factory, without the consent of the other, shall make any public announcement or issue any press release with respect to this Agreement or the transactions contemplated by it, which consent shall not be unreasonably withheld.

            (d) Meeting of Merchant Builders's Shareholders. Merchant Builders shall take all necessary steps to call a meeting of its shareholders to be held within three (3) days from the date of this Agreement, which number of days includes adequate time for the preparation and mailing of proxy statements if applicable. In all proxy statements or other communications with the shareholders on this subject, Merchant Builders's board of directors shall recommend to the shareholders that they adopt the plan of merger and approve the terms of this Agreement.

            (e) Covenant to Operate in the Ordinary Course. Between the date of this Agreement and the Effective Date, Merchant Builders shall operate its business only in the ordinary course and in a normal manner consistent with past practice. During this period, Merchant Builders shall not encumber any asset or enter into any transaction or make any commitment relating to its assets or business otherwise than in the ordinary course of its business (consistent with its prior practices), or take any action that would render inaccurate any representation or warranty contained in this Agreement or would cause a breach of any other covenant under this Agreement, without first obtaining the written consent of IP Factory.

            (f) Governing Law; Successors and Assigns; Counterparts; Entire Agreement. This Agreement (i) shall be construed under and in accordance with the laws of the state of Delaware; (ii) shall be binding on and shall inure to the benefit of the parties to the Agreement and their respective successors and assigns; (iii) may be executed in one or more counterparts, by facsimile transmission, all of which shall be considered one and the same agreement and an original, and shall become effective when one or more counterparts shall have been signed by each of the parties and delivered to Merchant Builders and IP Factory, either by facsimile transmission or by any other means; and (iv) embodies the entire agreement and understanding, superseding all prior agreements and understandings between IP Factory and Merchant Builders relating to the subject matter of this Agreement.

            (g) Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, or on the fifth (5) day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as hereunder provided; or (ii) four (4) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid; or (iii) one day after deposit with reputable overnight courier service and addressed to the party at the address provided hereunder. The parties addresses are as follows:

       To IP Factory at:          99 Washington Street
                                  South Norwalk, CT 06854
                                  Attn: Mr. Alan Gaines

       To Merchant Builders at:   16161 College Oak, Suite 101,
                                  San Antonio, Texas 78249
                                  Attn: Mr. Carey G. Birmingham

      Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

            (h) Article and Section Titles. The headings herein are inserted as a matter of convenience only and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

            (i) Exclusive Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement may only be brought in a United States District Court located in the State of Delaware or any Delaware State Court having jurisdiction over the subject matter of the dispute or matter. All Parties hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

            (j) Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require.

            (k) Separability of Provisions. Each Provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are invalid.

            (l) Representation of Counsel.The parties represent herein that they have been fully and adequately represented by counsel in this transaction.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by their duly authorized officers and their corporate seals to be hereto affixed effective as of the date first written above.

                                               IP FACTORY, INC.

                                               By: /s/ Alan Gaines
                                                   ---------------------------
                                               Name:  Alan Gaines
                                               Title: Chairman, CEO


                                               MERCHANT BUILDERS, INC.

                                               By: /s/ Carey Birmingham
                                                   ---------------------------
                                               Name:  Carey Birmingham
                                               Title: President